Exhibit 14.1

SPIRIT REALTY CAPITAL, INC.

Code of Business Conduct and Ethics

Actions that Violate U.S. Antitrust Laws	10
Meetings with Competitors	10
Professional Organizations and Trade Associations	11
Seeking Help	11

COMPLIANCE WITH INSIDER TRADING LAWS	11

PUBLIC COMMUNICATIONS AND REGULATION FD	12

Public Communications Generally	12
Compliance with Regulation FD	12

CONCLUSION	13

LETTER FROM THE CEO

August 1, 2012

Dear Spirit Realty Capital, Inc. Employee:

Spirit Realty Capital, Inc., a Maryland corporation (the “Company”), is dedicated to conducting its business consistent with the highest standards of business ethics. We have an obligation to our employees, shareholders, customers, suppliers, community representatives and other business contacts to be honest, fair and forthright in all of our business activities.

As an employee of the Company, you are faced every day with a number of business decisions. It is your personal responsibility to uphold the Company’s high standards of business ethics in each and every one of these situations. It is not possible for our Code of Business Conduct and Ethics (the “Code”) to address every situation that you may face. If you use your good business judgment and experience, your business decisions are not likely to raise ethical issues. When you are faced with an ethical issue, we hope that this Code will serve as a guide to help you make the right choice.

We encourage you to take this opportunity to review our policies and to discuss any questions you may have with your supervisor or with the General Counsel directly. The guidelines set out in this Code are to be followed at all levels of this organization by our directors, officers and employees. We rely on you to uphold our core values and conduct our business honestly, fairly and with integrity.

Sincerely,

Thomas H. Nolan, Jr.

CEO

INTRODUCTION

Purpose

This Code contains general guidelines for conducting the business of the Company consistent with the highest standards of business ethics. To the extent this Code requires a higher standard than required by commercial practice or applicable laws, rules or regulations, we adhere to these higher standards.

This Code applies to all of our directors, officers and employees. We refer to all persons covered by this Code as “Company employees” or simply “employees.” We also refer to our Chief Executive Officer, our Chief Financial Officer and our Executive Vice President of Finance as our “principal financial officers.”

After carefully reviewing this Code, you must sign the acknowledgment attached as Exhibit A hereto, indicating that you have received, read, understand and agree to comply with this Code. The acknowledgment must be returned to the Company’s General Counsel within ten (10) business days of your receipt of this Code.

Seeking Help and Information

This Code is not intended to be a comprehensive rulebook and cannot address every situation that you may face. If you feel uncomfortable about a situation or have any doubts about whether it is consistent with the Company’s ethical standards, seek help. We encourage you to contact your supervisor for help first. If your supervisor cannot answer your question or if you do not feel comfortable contacting your supervisor, contact the General Counsel. The Company has also established an Ethics Helpline that is available 24 hours a day, 7 days a week at (800) 241-5689. You may remain anonymous and will not be required to reveal your identity in calls to the Ethics Helpline, although providing your identity may assist the Company in addressing your questions or concerns.

Reporting Violations of the Code

All employees have a duty to report any known or suspected violation of this Code, including any violation of the laws, rules, regulations or policies that apply to the Company. If you know of or suspect a violation of this Code, immediately report the conduct to your supervisor. Your supervisor will contact the General Counsel, who will work with you and your supervisor to investigate your concern. If you do not feel comfortable reporting the conduct to your supervisor or you do not get a satisfactory response, you may contact the General Counsel directly. You may also report known or suspected violations of the Code on the Ethics Helpline that is available 24 hours a day, 7 days a week at (800) 241-5689. You may remain anonymous and will not be required to reveal your identity in calls to the Ethics Helpline, although providing your identity may assist the Company in investigating your concern. All reports of known or suspected violations of the law or this Code will be handled sensitively and with discretion. Your supervisor, the General Counsel and the Company will protect your confidentiality to the extent possible, consistent with law and the Company’s need to investigate your concern.

All employees will be held accountable for adherence to this Code. It is Company policy that any employee who violates this Code will be subject to appropriate discipline, which may include termination of employment. This determination will be based upon the facts and circumstances of each particular situation. An employee accused of violating this Code will be given an opportunity to present his or her version of the events at issue prior to any determination of appropriate discipline. Employees who violate the law or this Code may expose themselves to substantial civil damages, criminal fines and prison terms. The Company may also face substantial fines and penalties and many incur damage to its reputation and standing in the community. Your conduct as a representative of the Company, if it does not comply with the law or with this Code, can result in serious consequences for both you and the Company.

Policy Against Retaliation

The Company prohibits retaliation against an employee who, in good faith, seeks help or reports known or suspected violations of this Code or of a law, rule or regulation. Retaliation for reporting a federal offense is illegal under federal law. Any reprisal or retaliation against an employee because the employee, in good faith, sought help or filed a report will be subject to disciplinary action, including potential termination of employment.

Waivers of the Code

Waivers of this Code for employees who are not directors, executive officers or other principal financial officers may be made only by an executive officer of the Company. Any waiver of this Code for our directors, executive officers or other principal financial officers may be made only by our Board of Directors or the appropriate committee of our Board of Directors and will be promptly disclosed to the public as required by law or regulation of the Securities and Exchange Commission (“SEC”) or the rules of the New York Stock Exchange.

Accounting Complaints

The Company’s policy is to comply fully with all applicable financial reporting and accounting regulations. If any employee has unresolved concerns or complaints regarding questionable accounting, internal control or auditing matters concerning the Company, such person is encouraged to submit such concerns or complaints in accordance with the Company’s Policies and Procedures for Complaints Regarding Accounting, Internal Accounting Controls, Fraud or Auditing Matters, a copy of which is available from the General Counsel.

HONEST AND ETHICAL CONDUCT

Each employee must always conduct himself or herself in an honest and ethical manner. Each employee must act with the highest standards of personal and professional integrity and not tolerate others who attempt to deceive or evade responsibility for their actions. All actual or potential conflicts of interest between personal and professional relationships must be handled honestly, ethically and in accordance with the policies specified in this Code. In addition, all employees must be direct, honest and truthful in discussions with, or requests for information from, regulatory agency officials and government officials, as well as in all dealings with business partners and stockholders.

CONFLICTS OF INTEREST

Identifying Potential Conflicts of Interest

A conflict of interest can occur when an employee’s private interest interferes, or even appears to interfere, with the interests of the Company as a whole. You should avoid any private interest that influences your ability to act in the interests of the Company or that makes it difficult to perform your work objectively and effectively.

Identifying potential conflicts of interest may not always be clear-cut. The following situations are examples of conflicts of interest:

•	Outside Employment. No employee should be employed by, serve as a director of, or provide any services to a company that is a customer, supplier or competitor of the Company.

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Improper Personal Benefits. No employee, or family member (as defined below) of an employee, should obtain or receive any improper personal benefits or favors because of his or her position with the Company.

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Financial Interests. No employee should have a significant financial interest (ownership or otherwise) in any company that is a customer, supplier or competitor of the Company. A “significant financial interest” means (i) ownership of greater than 1% of the equity of a customer, supplier or competitor or (ii) an investment in a customer, supplier or competitor that represents more than 5% of the total assets of the employee.

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Loans or Other Financial Transactions. No employee, or family member (as defined below) of an employee, should obtain loans or guarantees of personal obligations from, or enter into any other personal financial transaction with, the Company or any company that is a customer, supplier or competitor of the Company. This guideline does not prohibit arms-length transactions with banks, brokerage firms or other financial institutions.

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Service on Boards and Committees. No employee should serve on a board of directors or trustees or on a committee of any entity (whether profit or not-for- profit) whose interests reasonably would be expected to conflict with those of the Company. Any employee invited to join the board of directors of another organization (including a nonprofit or other charitable organization) must obtain the prior approval of the General Counsel. Directors who are invited to serve on the board of directors of another organization should promptly notify the Chairman of the Board.

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Actions of Family Members. The actions of family members outside the workplace may also give rise to the conflicts of interest described above because they may influence an employee’s objectivity in making decisions on behalf of the Company. For purposes of this Code, “family members” include your spouse or life-partner, brothers, sisters, and parents, in-laws and children whether such relationships are by blood, marriage or adoption.

Disclosure of Conflicts of Interest

The Company requires that employees disclose any situations that reasonably would be expected to give rise to a conflict of interest. If you suspect that you have a conflict of interest, or something that others could reasonably perceive as a conflict of interest, you must report it to your supervisor or the General Counsel or, if you are a director, to the Chairman of the Board. Your supervisor and the General Counsel, or the Chairman of the Board, as applicable, will work with you to determine whether you have a conflict of interest and, if so, how best to address it. Although conflicts of interest are not automatically prohibited, they are not desirable and may only be waived as described in “Waivers of the Code” above.

CORPORATE OPPORTUNITIES

As an employee of the Company, you have an obligation to advance the Company’s interests when the opportunity to do so arises. If you discover or are presented with a business opportunity related to Company’s business activities through the use of corporate property, information or because of your position with the Company, you should first present the business opportunity to the Company before pursuing the opportunity in your individual capacity. No employee may use corporate property, information or his or her position with the Company for personal gain, nor may any employee compete with the Company.

You should disclose to your supervisor the terms and conditions of each business opportunity covered by this Code that you wish to pursue. Your supervisor will contact the General Counsel and the appropriate management personnel to determine whether the Company wishes to pursue the business opportunity. If the Company waives its right to pursue the business opportunity, you may pursue the business opportunity on substantially the same terms and conditions as originally proposed and consistent with the other ethical guidelines set forth in this Code.

CONFIDENTIAL INFORMATION

Employees have access to a variety of confidential information while employed at the Company. Confidential information includes all non-public information that might be of use to competitors, or, if disclosed, harmful to the Company or its customers. Employees must safeguard all confidential information of the Company or third parties with which the Company conducts business, except when disclosure is authorized or legally mandated. An employee’s obligation to protect confidential information continues after her or she leaves the Company. Unauthorized disclosure of confidential information could cause competitive harm to the Company or its customers and could result in legal liability to you and the Company.

Any questions or concerns regarding whether disclosure of Company information is legally mandated should be promptly referred to the General Counsel.

COMPETITION AND FAIR DEALING

All employees should endeavor to deal fairly with fellow employees and with the Company’s customers, suppliers and competitors. Employees should not take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair-dealing practice.

Relationships with Customers

Our business success depends upon our ability to foster lasting customer relationships. The Company is committed to dealing with customers fairly, honestly and with integrity. Specifically, you should keep the following guidelines in mind when dealing with customers:

•	Information we supply to customers should be accurate and complete to the best of our knowledge. Employees should not deliberately misrepresent information to customers.

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Customer entertainment should not exceed reasonable and customary business practice. Employees should not provide entertainment or other benefits that could be viewed as an inducement to or a reward for, customer purchase decisions.

Relationships with Suppliers

The Company deals fairly and honestly with its suppliers. This means that our relationships with suppliers are based on price, quality, service and reputation, among other factors. Employees dealing with suppliers should carefully guard their objectivity. Specifically, no employee should accept or solicit any personal benefit from a supplier or potential supplier that might compromise, or appear to compromise, their objective assessment of the supplier’s products and prices. Employees can give or accept promotional items of nominal value or moderately scaled entertainment within the limits of responsible and customary business practice.

Relationships with Competitors

The Company is committed to free and open competition in the marketplace. Employees should avoid actions that would be contrary to laws governing competitive practices in the marketplace, including federal and state antitrust laws. Such actions include misappropriation and/or misuse of a competitor’s confidential information or making false statements about the competitor’s business and business practices. For a further discussion of appropriate and inappropriate business conduct with competitors, see “Compliance with Antitrust Laws” below.

PROTECTION AND PROPER USE OF COMPANY ASSETS

Employees should protect the Company’s assets and ensure their efficient use for legitimate business purposes only. Theft, carelessness and waste have a direct impact on the Company’s profitability. The use of Company funds or assets, whether or not for personal gain, for any unlawful or improper purpose is prohibited.

To ensure the protection and proper use of the Company’s assets, each employee should:

•	Exercise reasonable care to prevent theft, damage or misuse of Company property.

•	Report the actual or suspected theft, damage or misuse of Company property to a supervisor.

•	Use the Company’s telephone system, other electronic communication services, written materials and other property primarily for business-related purposes.

•	Safeguard all electronic programs, data, communications and written materials from inadvertent access by others.

•	Use Company property only for legitimate business purposes, as authorized in connection with your job responsibilities.

Employees should be aware that Company property includes all data and communications transmitted or received to or by, or contained in, the Company’s electronic or telephonic systems. Company property also includes all written communications. Employees and other users of this property should have no expectation of privacy with respect to these communications and data. To the extent permitted by law, the Company has the ability, and reserves the right, to monitor all electronic and telephonic communication. These communications may also be subject to disclosure to law enforcement or government officials.

COMPANY RECORDS

Accurate and reliable records are crucial to our business. Our records are the basis of our earnings statements, financial reports and other disclosures to the public and guide our business decision-making and strategic planning. Company records include booking information, payroll, timecards, travel and expense reports, e-mails, accounting and financial data, measurement and performance records, electronic data files and all other records maintained in the ordinary course of our business.

All Company records must be complete, accurate and reliable in all material respects. Undisclosed or unrecorded funds, payments or receipts are inconsistent with our business practices and are prohibited. You are responsible for understanding and complying with our record keeping policy. Ask your supervisor if you have any questions.

Note: The Company has a formal document retention policy that each employee must follow with respect to Company records within such employee’s control. Please contact your supervisor or the General Counsel to obtain a copy of this policy.

ACCURACY OF FINANCIAL REPORTS AND OTHER PUBLIC COMMUNICATIONS

As a public company we are subject to various securities laws, regulations and reporting obligations. Both federal law and our policies require the disclosure of accurate and complete information regarding the Company’s business, financial condition and results of operations. Inaccurate, incomplete or untimely reporting will not be tolerated and can severely damage the Company and result in legal liability.

The Company’s principal financial officers and other employees working in the Accounting Department have a special responsibility to ensure that all of our financial disclosures are full, fair, accurate, timely and understandable. In order to fulfill such obligation, the principal financial officers and each other employee working in the Accounting Department must:

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Carefully review drafts of reports and documents the Company is required to file with, or submit to, the SEC before they are filed, or submitted, and Company press releases or other public communications before they are released to the public, with particular focus on disclosures each such person does not understand or agree with and on information known to such person that is not reflected in the report, document, press release or public communication.

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Comply with the Company’s Disclosure Controls, Policies and Procedures as in effect from time to time, which have been designed to ensure that the information required to be disclosed by the Company in its SEC filings is collected, processed, summarized and disclosed in a timely fashion and accumulated and communicated to the appropriate persons.

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Promptly bring to the attention of the Disclosure Committee or a member thereof any material information of which such person may become aware that affects the disclosures made by the Company in its public filings, any material information that may assist the Disclosure Committee in fulfilling its responsibilities, matters that such person feels could compromise the integrity of the Company’s financial reports or disagreements on accounting matters.

•	Always act with the highest standards of personal and professional integrity: do not tolerate others who attempt to deceive, or evade responsibility for actions.

In addition, these employees must understand and strictly comply with generally accepted accounting principles and all standards, laws and regulations for accounting and financial reporting of transactions, estimates and forecasts.

COMPLIANCE WITH LAWS AND REGULATIONS

Each employee has an obligation to comply with all laws, rules and regulations applicable to the Company’s operations. These include, without limitation, laws covering bribery and kickbacks, copyrights, trademarks and trade secrets, information privacy, insider trading, illegal political contributions, antitrust prohibitions, foreign corrupt practices, offering or receiving gratuities, environmental hazards, employment discrimination or harassment, occupational health and safety, false or misleading financial information or misuse of corporate assets. You are expected to understand and comply with all laws, rules and regulations that apply to your job position. If any doubt exists about whether a course of action is lawful, you should seek advice from your supervisor or the General Counsel.

POLITICAL CONTRIBUTIONS AND ACTIVITIES

The Company encourages its employees to participate in the political process as individuals and on their own time. However, federal and state contribution and lobbying laws severe limit the contributions the Company can make to political parties or candidates. It is Company policy that Company funds or assets not be used to make a political contribution to any political party or candidate, unless prior approval has been given by the General Counsel.

The following guidelines are intended to ensure that any political activity you pursue complies with this policy:

•	Contribution of Funds. You may contribute your personal funds to political parties or candidates. The Company will not reimburse you for personal political contributions.

•	Volunteer Activities. You may participate in volunteer political activities during non-work time. You may not participate in political activities during working hours.

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Use of Company Facilities. The Company’s facilities may not be used for political activities (including fundraisers or other activities related to running for office). The Company may make its facilities available for limited political functions, including speeches by government officials and political candidates, with the approval of the General Counsel.

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Use of Company Name. When you participate in political affairs, you should be careful to make it clear that your views and actions are your own, and not made on behalf of the Company. For instance, Company letterhead should not be used to send out personal letters in connection with political activities.

These guidelines are intended to ensure that any political activity you pursue is done voluntarily and on your own resources and time. Please contact the General Counsel if you have any questions about this policy.

COMPLIANCE WITH ANTITRUST LAWS

Antitrust laws of the U.S. and other countries are designed to protect consumers and competitors against unfair business practices and to promote and preserve competition. Our policy is to compete vigorously and ethically while complying with all antitrust, monopoly, competition or cartel laws in all countries, states or localities in which the Company conducts business.

Actions that Violate U.S. Antitrust Laws

In general, U.S. antitrust laws forbid agreements or actions “in restraint of trade.” All employees should be familiar with the general principles of the U.S. antitrust laws. The following is a summary of actions that are violations of U.S. antitrust laws:

•	Price Fixing. The Company may not agree with its competitors to raise, lower or stabilize prices or any element of price, including discounts and credit terms.

•	Limitation of Supply. The Company may not agree with its competitors to limit its production or restrict the supply of its services.

•	Allocation of Business. The Company may not agree with its competitors to divide or allocate markets, territories or customers.

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Boycott. The Company may not agree with its competitors to refuse to sell or purchase products from third parties. In addition, the Company may not prevent a customer from purchasing or using non-Company products or services.

•	Tying. The Company may not require a customer to purchase a product that it does not want as a condition to the sale of a different product that the customer does wish to purchase.

Meetings with Competitors

Employees should exercise caution in meetings with competitors. Any meeting with a competitor may give rise to the appearance of impropriety. As a result, if you are required to meet with a competitor for any reason, you should obtain the prior approval of the General Counsel. You should try to meet with competitors in a closely monitored, controlled environment for a limited period of time. The contents of your meeting should be fully documented. Specifically, you should avoid any communications with a competitor regarding:

•	Prices;

•	Costs;

•	Market share;

•	Allocation of sales territories;

•	Profits and profit margins;

•	Supplier’s terms and conditions;

•	Product or service offerings;

•	Terms and conditions of sale;

•	Production facilities or capabilities;

•	Bids for a particular contract or program;

•	Selection, retention or quality of customers; or

•	Distribution methods or channels.

Professional Organizations and Trade Associations

Employees should be cautious when attending meetings of professional organizations and trade associations at which competitors are present. Attending meetings of professional organizations and trade associations is both legal and proper, if such meetings have a legitimate business purpose. At such meetings, you should not discuss pricing policy or other competitive terms, plans for new or expanded facilities or any other proprietary, competitively sensitive information. You are required to notify the General Counsel prior to attending any meeting of a professional organization or trade association.

Seeking Help

Violations of antitrust laws carry severe consequences and may expose the Company and employees to substantial civil damages, criminal fines and, in the case of individuals, prison terms. Whenever any doubt exists as to the legality of a particular action or arrangement, it is your responsibility to contact the General Counsel promptly for assistance, approval and review.

COMPLIANCE WITH INSIDER TRADING LAWS

Company employees are prohibited from trading in the stock or other securities of the Company while in possession of material, non-public information about the Company. In addition, Company employees are prohibited from recommending, “tipping” or suggesting that anyone else buy or sell stock or other securities of the Company on the basis of material, non-public information. Company employees who obtain material non-public information about another company in the course of their employment are prohibited from trading in the stock or securities of the other company while in possession of such information or “tipping” others to trade on the basis of such information. Violation of insider trading laws can result in severe fines and criminal penalties, as well as disciplinary action by the Company, up to and including termination of employment.

Information is “non-public” if it has not been made generally available to the public by means of a press release or other means of widespread distribution. Information is “material” if a reasonable investor would consider it important in a decision to buy, hold or sell stock or other securities. As a rule of thumb, any information that would affect the value of stock or other securities should be considered material. Examples of information that is generally considered “material” include:

•	Financial results or forecasts, or any information that indicates a company’s financial results may exceed or fall short of forecasts or expectations;

•	Important new products or services;

•	Pending or contemplated acquisitions or dispositions, including mergers, tender offers or joint venture proposals;

•	Possible management changes or changes of control;

•	Pending or contemplated public or private sales of debt or equity securities;

•	Acquisition or loss of a significant customer or contract;

•	Significant write-offs;

•	Initiation or settlement of significant litigation; and

•	Changes in the Company’s auditors or a notification from its auditors that the Company may no longer rely on the auditor’s report.

The laws against insider trading are specific and complex. Any questions about information you may possess or about any dealings you have had in the Company’s securities should be promptly brought to the attention of the General Counsel.

PUBLIC COMMUNICATIONS AND REGULATION FD

Public Communications Generally

The Company places a high value on its credibility and reputation in the community. What is written or said about the Company in the news media and investment community directly impacts our reputation, positively or negatively. Our policy is to provide timely, accurate and complete information in response to public requests (media, analysts, etc.), consistent with our obligations to maintain the confidentiality of competitive and proprietary information and to prevent selective disclosure of market-sensitive financial data. To ensure compliance with this policy, all news media or other public requests for information regarding the Company should be directed to the Company’s Investor Relations Department. The Investor Relations Department will work with you and the appropriate personnel to evaluate and coordinate a response to the request.

Compliance with Regulation FD

In connection with its public communications, the Company is required to comply with a rule under the federal securities laws referred to as Regulation FD (which stands for “fair disclosure”). Regulation FD provides that, when we disclose material, non-public information about the Company to securities market professionals or stockholders (where it is reasonably foreseeable that the stockholders will trade on the information), we must also disclose the information to the public. “Securities market professionals” generally include broker-dealers (including their investment analysts), institutional investors, investment managers and other investment advisers.

To ensure compliance with Regulation FD, we have designated the following officials as “Company Spokespersons:”

•	Chief Executive Officer;

•	President; and

•	Chief Financial Officer.

Only Company Spokespersons are authorized to disclose information about the Company in response to requests from securities market professionals or stockholders. If you receive a request for information from any securities market professionals or stockholders, promptly contact the Investor Relations Department to coordinate a response to such request.

Company employees who regularly interact with securities market professionals are specifically covered by Regulation FD and have a special responsibility to understand and comply with Regulation FD. Contact the General Counsel if you have any questions about the scope or application of Regulation FD. The Company also has a detailed policy on Regulation FD, which may be obtained from the General Counsel or the Investor Relations Department.

CONCLUSION

This Code of Business Conduct and Ethics contains general guidelines for conducting the business of the Company consistent with the highest standards of business ethics. If you have any questions about these guidelines, please contact your supervisor or the General Counsel or the Ethics Helpline at (800) 241-5689. We expect all Company employees, to adhere to these standards.

The sections of this Code of Business Conduct and Ethics titled “Introduction,” “Conflicts of Interest,” “Company Records,” “Accuracy of Financial Reports and Other Public Communications” and “Compliance with Laws and Regulations,” as applied to the Company’s principal financial officers, shall be our “code of ethics” within the meaning of Section 406 of the Sarbanes-Oxley Act of 2002 and the rules promulgated thereunder, including Item 406 of Regulation S-K.

This Code and the matters contained herein are neither a contract of employment nor a guarantee of continuing Company policy. We reserve the right to amend, supplement or discontinue this Code and the matters addressed herein, without prior notice, at any time.

Exhibit A

SPIRIT REALTY CAPITAL, INC.

CODE OF BUSINESS CONDUCT AND ETHICS ACKNOWLEDGMENT

I hereby acknowledge that I have received, read, understand and will comply with the Spirit Realty Capital, Inc. Code of Business Conduct and Ethics.

I will seek guidance from, and raise concerns about possible violations of the Code of Business Conduct and Ethics with my supervisor, senior management, Spirit Realty Capital, Inc.’s General Counsel or through Spirit Realty Capital, Inc.’s Ethics Helpline.

I understand that my agreement to comply with the Code of Business Conduct and Ethics does not constitute a contract of employment.

Please sign here:

Print Name:

Date:

This signed and completed form must be returned to Spirit Realty Capital, Inc.’s General Counsel within ten (10) business days of receiving this Code.